Exhibit 10.15

MYRIAD GENETICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective: Fiscal Year 2017)

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various committees of our Board.

Annual Retainer (all members)	$60,000

Chairman of the Board	$100,000 additional retainer

Committee Chair Compensation
Audit Committee	$28,000 additional retainer
Compensation Committee	$20,000 additional retainer
Nominating and Governance Committee	$15,000 additional retainer

Committee Member Compensation
Audit Committee (1)	$13,500 additional retainer
Compensation Committee (1)	$10,000 additional retainer
Nominating and Governance Committee (1)	$7,500 additional retainer
Strategic Committee	$5,000 additional retainer

(1)	Other than each Committee Chair

Attendance

Board Meetings: In addition to the annual retainer amounts, we pay each non-employee director a per-meeting cash fee of $2,000 for attendance at Board meetings in excess of five in-person meetings and four telephonic meetings per fiscal year.

Committee Meetings other than Strategic Committee: We pay each non-employee director a per-meeting cash fee of $2,000 for attendance at committee meetings in excess of four meetings (per each committee), whether in person or telephonic, per fiscal year.

Strategic Committee: No per meeting fees.

All directors are also reimbursed for their out-of pocket expenses incurred in attending meetings.

Stock Option, Restricted and Unrestricted Stock Grants and Other-Stock-Based Awards

Under our 2010 Employee, Director and Consultant Equity Incentive Plan (the “2010 Plan”), as amended, our non-employee directors may be awarded stock options, restricted and unrestricted stock grants and/or other stock-based awards. As recommended and determined by our Compensation Committee, and approved by our Board of Directors, on each date of our annual meeting of stockholders, the Company shall grant to each non-employee director, other than new non-employee directors appointed within six months of the annual meeting, a restricted stock award. The number of restricted stock shares of the restricted stock award shall be determined by dividing $250,000 by the NASDAQ closing trading price of the Company’s common stock on the date of the Company’s annual meeting of shareholders. In addition, it is our policy to grant a restricted stock unit award for 7,500 shares of common stock to each new non-employee director upon initial appointment to the Board.

Options and restricted stock units granted to our non-employee directors vest in full upon the earlier of (i) one full year of service on the Board following date of grant or (ii) the date of the next annual meeting of stockholders. Options granted to our non-employee directors are exercisable after the termination of the director’s service on the Board to the extent exercisable on the date of such termination for the remainder of the life of the option. All options or restricted stock units granted to our non-employee directors will become fully exercisable upon a change of control of Myriad or upon their death as provided for under the forms of award agreement for directors under our 2010 Plan.